Exhibit 4.10

CONTRIBUTION AND CONVEYANCE AGREEMENT
This contribution and conveyance agreement (this "Agreement") is entered into as of May 18, 2017, among Dynagas LNG Partners LP, a Marshall Islands limited partnership (the "Partnership"), Dynagas Operating LP, a Marshall Islands limited partnership ("Dynagas Operating"), Dynagas Equity Holding Limited, a Liberian corporation ("Dynagas Equity"), Arctic LNG Carriers Ltd., a Marshall Islands corporation ("Arctic," and together with the Partnership, Dynagas Operation and Dynagas Equity, the "Partnership Entities"), Quinta Group Corp., a Nevis corporation ("Quinta") and Pelta Holdings S.A., a Nevis corporation ("Pelta," and together with Quinta, the "Nevis Entities"). The foregoing shall be referred to individually as a "Party" and collectively as the "Parties."
RECITALS
WHEREAS, the Partnership owns a 100% limited partnership interest in Dynagas Operating, which in turn owns 100% of the issued and outstanding share capital in Dynagas Equity.
WHEREAS, Dynagas Equity owns 100% of the issued and outstanding share capital of each of the following:
(a)	Arctic;
(b)	Quinta, which owns all of the issued and outstanding share capital of Pegasus Shipholding S.A., a Marshall Islands corporation, ("Pegasus"), which owns the LNG carrier the Clean Energy;
(c)	Pelta, which owns all of the issued and outstanding share capital of Lance Shipping S.A., a Marshall Islands corporation ("Lance"), which owns the LNG carrier, the Ob River,
(d)	Seacrown Maritime Ltd., a Marshall Islands corporation ("Seacrown"), which owns the LNG carrier, the Amur River;
(e)	Fareastern Shipping Limited, a Malta private limited liability company ("Fareastern"), which owns the LNG carrier, the Arctic Aurora;
(f)	Solana Holding Ltd., a Marshall Islands corporation ("Solana"), which owns the LNG carrier, the Lena River; and
(g)	Navajo Marine Limited, a Marshall Islands corporation ("Navajo"), which owns the LNG carrier, the Yenisei River;
(Seacrown, Fareastern, Solana and Navajo, each, a "Contribution Subsidiary," and collectively, the "Contribution Subsidiaries," Pegasus and Lance, each, a "Nevis Contribution Subsidiary," and together, the "Nevis Contribution Subsidiaries," the issued and outstanding share capital of each Contribution Subsidiary, in the aggregate, the "Contribution Subsidiary Shares," the issued and outstanding share capital of each Nevis Contribution Subsidiary, in the aggregate, the "Nevis Contribution Subsidiary Shares," and the Clean Energy, Ob River, Amur River, Arctic Aurora, Lena River, and Yenisei River, each a "Vessel," and collectively, the "Vessels.")

WHEREAS, the Partnership and certain of its subsidiaries have entered into the following debt facilities: (i) a senior secured credit facility, by and among Pegasus, Lance, Fareastern, and Seacrown, as joint and several borrowers, the banks and financial institutions named therein, as lenders, and Credit Suisse AG, as agent and security trustee, dated June 19, 2014, which is guaranteed by the Partnership, Dynagas Operating and Dynagas Equity (the "Existing CS Credit Agreement"), and (ii) a senior secured term loan facility by and among Solana and Navajo, as borrowers, ABN Amro NV, KFW IPEX- Bank GMBH and DNB Bank ASA. as lenders, and ABN AMRO NV, as agent, dated December 17, 2015 (the "Existing ABN Amro Credit Agreement," and together with the Existing CS Credit Agreement, the "Existing Credit Agreements").
WHEREAS, the Partnership intends to refinance the Existing Credit Agreements (the "Refinancing") with a new credit agreement, by and among Arctic and Dynagas Finance LLC, a Delaware limited liability company and wholly-owned subsidiary of Arctic, as borrowers (the "Borrowers"), and the lenders specified in Annex I thereto, which shall be guaranteed by the Partnership and certain of its subsidiaries (the "New Credit Agreement").
WHEREAS, to accomplish the objectives and purposes of the Refinancing, including entry into the New Credit Agreement and the ancillary financing documents, the Partnership and certain of its subsidiaries desire to cause (i) Dynagas Equity to contribute all of the Contribution Subsidiary Shares to Arctic, and (ii) the Nevis Entities to contribute all of the Nevis Contribution Subsidiary Shares to Arctic.
WHEREAS, upon the consummation of the Contribution and Conveyance (as defined herein), the Nevis Entities will no longer serve the business purpose for which each was formed or have any assets and the Partnership and certain of its subsidiaries therefore desire to cause the Nevis Entities to be dissolved.
WHEREAS, each of the Parties have been, prior to the date of this Agreement, authorized to effect the transactions contemplated herein, effective as of the date hereof.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:ARTICLE I
ARTICLE I
 CONTRIBUTIONS AND CONVEYANCE
1.1          Contribution and Specific Conveyance. The Parties acknowledge and agree that the following actions hereby occur effective on the date of this Agreement:
(a)	contribution by Dynagas Equity of the Contribution Subsidiary Shares to Arctic as a capital contribution, the receipt of which Arctic hereby acknowledges (the "Dynagas Equity Contribution");

(b)
contribution by each of the Nevis Entities of their respective interest in the Nevis Contribution Subsidiary Shares to Arctic as a capital contribution, the receipt of which Arctic hereby acknowledges (the "Nevis Entity Contribution, and together with the Dynagas Equity Contribution, the "Contributions");

(c)
execution and delivery to Arctic, by both Dynagas Equity and the Nevis Entities, respectively, as further evidence of the  Contributions, certain conveyance and stock transfer forms with respect to each Contribution Subsidiary and Nevis Contribution Subsidiary, as applicable (the "Specific Conveyances," and together with the Contributions, the "Contribution and Conveyance"). The Specific Conveyances shall evidence and perfect such transfers to Arctic made by this Agreement and shall not constitute a second conveyance of any assets or interests therein and shall be subject to the terms of this Agreement;

(d)
execution and filing with the Nevis Registrar of Corporations, by Dynagas Equity, as sole shareholder of each Nevis Entity, articles of dissolution with respect to each Nevis Entity, which dissolution shall be effective upon such filing; and

(e)
ratification, approval and adoption by Artic of all prior resolutions entered into and prior actions taken by each of Dynagas Equity and the Nevis Entities with respect to the transactions contemplated herein.

1.2          Closing. The foregoing transactions shall be consummated without any further action on the part of the Parties hereto substantially simultaneously with the execution of the New Credit Agreement on the Closing Date, as defined in the New Credit Agreement.
ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF DYNAGAS EQUITY HOLDING; DISCLAIMER
2.1          Representations and Warranties.  Each of the Parties hereby represents and warrants that:
(a)          Each Contribution Subsidiary and each Nevis Contribution Subsidiary has been duly formed or incorporated and is validly existing in good standing under the laws of its respective jurisdiction of formation or incorporation and has all requisite power and authority to operate its assets, including the applicable owned Vessel, and conduct its business.
(b)          Correct and complete copies of the articles of association, articles of incorporation, bylaws, other organizational documents and all material agreements (as amended to the date of this Agreement) of Dynagas Equity, the Nevis Entities, each of the Contribution Subsidiaries and each of the Nevis Contribution Subsidiaries have been made available to Arctic;
(c)          The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary actions by each Party, and this Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(d)          The execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) any of the Parties' articles of association, articles of incorporation or bylaws or other organizational documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any Party is a party or is subject or by which any of such Parties' assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court ("Laws"); or (iv) any charter or vessel management agreement to which any Contribution Subsidiary or Nevis Contribution Subsidiary is a party or any material provision of any material contract to which a Party is a party or by which a Party's properties are bound;
(e)          Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any environmental laws or regulations or the charters or vessel management agreements related to the vessels owned by the Contribution Subsidiaries and the Nevis Contribution Subsidiaries, is required in connection with the execution and delivery by any Party of this Agreement or the consummation by any Party of the transactions contemplated hereunder;
(f)          The Contribution Subsidiary Shares and the Nevis Contribution Subsidiary Shares, when conveyed to Arctic, are validly issued in accordance with each Contribution Subsidiary's and each Nevis Contribution Subsidiary's respective articles of association and are fully paid validly issued, and non-assessable;
(g)          Dynagas Equity is the sole owner of the entire beneficial interest in the Contribution Subsidiary Shares and has good legal title to the same, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims;
(h)          Quinta is the sole owner of the entire beneficial interest in the issued and outstanding share capital of Pegasus and has good legal title to the same, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims;
(i)          Pelta is the sole owner of the entire beneficial interest in the issued and outstanding share capital of Lance and has good legal title to the same, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims;
(j)          There is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person other than Arctic to acquire the Contribution Subsidiary Shares, the Nevis Contribution Subsidiary Shares, the Contribution Subsidiaries, the Nevis Contribution Subsidiaries or their respective property or assets, including the Vessels, that has not been terminated or otherwise waived;
(k)          Each of the charters and the vessel management agreements to which each respective Contribution Subsidiary or Nevis Contribution Subsidiary is a party (as amended to the date of this Agreement) has been made available to Arctic;
(l)          Each of the charters, and any addenda thereto, to which each Contribution Subsidiary and each Nevis Contribution Subsidiary is a party, as listed on Schedule I hereto, is a valid and binding agreement of each applicable Contribution Subsidiary or Nevis Contribution Subsidiary, as applicable, enforceable in accordance with its terms and, to the knowledge of the applicable Contribution Subsidiary, of all other parties thereto enforceable in accordance with its terms.
(m)          The Contribution Subsidiaries and Nevis Contribution Subsidiaries have fulfilled all material obligations required pursuant to the charters listed on Schedule I hereto and the vessel management agreements to have been performed by them prior to the date of this Agreement and have not waived any material rights thereunder; and no material default or breach exists in respect thereof on their part or, to their knowledge, any of the other parties thereto and, to their knowledge, no event has occurred which, after giving of notice or the lapse of time, or both, would constitute such a material default or breach;
(n)          Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of vessels of the same type as the Vessels in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions with respect to, or claims against the Contribution Subsidiaries or the Nevis Contribution Subsidiaries or any of the assets owned by each of them, including the Vessels, other than those arising under the Existing Credit Agreements; and
(o) The Vessels are (i) adequate and suitable for use by the Contribution Subsidiaries and the Nevis Contribution Subsidiaries in their respective businesses as presently conducted by them in all material respects, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; (v) duly registered under the flag of the Republic of the Marshall Islands or Malta, as applicable; and (vi) in compliance in all material respects with the requirements of its present class and classification society; and all class certificates of each of the Vessels, are clean and valid and free of recommendations affecting class.
2.2          Disclaimer of Warranties.  EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY THE CONTRIBUTION SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF

SUCH ASSETS.  EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF THE CONTRIBUTION SUBSIDIARIES AND THE NEVIS CONTRIBUTION SUBSIDIARIES, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS OF THE CONTRIBUTION SUBSIDIARIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE OTHER PARTIES.  EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OF THE CONTRIBUTION SUBSIDIARIES AND THE NEVIS CONTRIBUTION SUBSIDIARIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY.  THIS SECTION SHALL SURVIVE THE CONTRIBUTION AND CONVEYANCE OF THE INTERESTS OR THE TERMINATION OF THIS AGREEMENT.  THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS OF THE CONTRIBUTION SUBSIDIARIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT.
ARTICLE III
 FURTHER ASSURANCES
3.1          Further Assurances.  From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate to (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
3.2          Power of Attorney.
(a)          Each of Dynagas Equity, Pelta and Quinta hereby constitutes and appoints each of Dimitrios Lampropoulos, Ioannis Edipidis, Konstantinos Lampsias, Christos Kehayas and Angelos Hardouvelis, each of 97 Poseidonos Ave & 2 Foivis Str. 166 74, Glyfada, Athens, Greece, and Michael Timpone, Keith Billotti, Hoyoon Nam, Kurt Plankl, Daniel Avezbaki, Eliza Murray and Juan Cañas, each of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 (each an "Attorney-in-Fact") its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of each of Dynagas Equity, Pelta and Quinta and its successors and assigns, and for the benefit of the Attorney-in-Fact to demand and receive from time to time the interests contributed and conveyed by this Agreement (or intended so to be) and to execute in the name of each of Dynagas Equity, Pelta and Quinta and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Dynagas Equity, Pelta and Quinta for the benefit of the Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed and conveyed by this Agreement, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed and conveyed by this Agreement, and (c) do any and all such acts and things in furtherance of this Agreement as the Attorney-in-Fact shall deem advisable.  Dynagas Equity, Quinta and Pelta each hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of either of Dynagas Equity, Quinta or Pelta or its respective successors or assigns or by operation of law.
ARTICLE IV
 MISCELLANEOUS
4.1          Survival of Representations and Warranties.  The representations and warranties of the Parties in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that Arctic may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of six (6) months from the date of this Agreement.  At the end of such period, such representations and warranties will terminate, and no claim may be brought by Arctic against Dynagas Equity thereafter in respect of such representations and warranties, except for claims that have been asserted by Arctic prior to the date of this Agreement.
4.2          Costs.  The Partnership shall pay any and all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection with the transactions contemplated by this Agreement.
4.3          U.S. Federal Income Tax Treatment.  Arctic LNG Carriers is treated as a disregarded entity for United States federal income tax purpose and has filed IRS Form 8832 to elect such treatment, and shall not file a United States federal income tax return in a manner that is inconsistent with such treatment.
4.4          Headings; References; Interpretation.  All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.  The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.  The use herein of the word "including" following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

4.5          Successors and Assigns.  The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
4.6          No Third Party Rights.  The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
4.7          Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
4.8          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if jurisdiction in that court is not available, then any state court located within the Borough of Manhattan, City of New York) for any and all legal actions arising out of or in connection with this Agreement.
4.9          Severability.  If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement.  Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
4.10          Deed; Bill of Sale; Assignment.  To the extent required and permitted by applicable Law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the Interests.
4.11          Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto.
4.12           Entire Agreement. This Agreement constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.
4.13          Integration.  This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof.  This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Contribution and Conveyance Agreement has been duly executed by the parties set forth below.
DYNAGAS LNG PARTNERS LP

By:	/s/ Michael Gregos
Name:	Michael Gregos
Title:	Chief Financial Officer

DYNAGAS OPERATING LP

By:	/s/ Michael Gregos
Name:	Michael Gregos
Title:	Chief Financial Officer of Dynagas Operating GP LLC, the general partner of the Dynagas Operating LP

DYNAGAS EQUITY HOLDING LIMITED

By:	/s/ Konstantinos Lampsias
Name:	Konstantinos Lampsias
Title:	Attorney-In-Fact

ARCTIC LNG CARRIERS LTD.

By:	/s/ Konstantinos Lampsias
Name:	Konstantinos Lampsias
Title:	Attorney-in-fact

QUINTA GROUP CORP.

By:	/s/ Konstantinos Lampsias
Name:	Konstantinos Lampsias
Title:	Attorney-in-fact

PELTA HOLDINGS S.A.

By:	/s/ Konstantinos Lampsias
Name:	Konstantinos Lampsias
Title:	Attorney-in-fact

(Signature page to the Contribution and Conveyance Agreement)

Schedule I

Existing Time Charters

•	LNG Carrier Time Charter Agreement dated as of June 19, 2013, by and between Fareastern and Statoil ASA with respect to the Arctic Aurora.
•	LNG Carrier Time Charter Agreement, dated as of April 17, 2014, by and between Seacrown and Gazprom Marketing and Trading Singapore PTE. LTD with respect to the Amur River.
•	LNG Carrier Time Charter Agreement, dated as of October 31, 2016, by and between Pegasus and Gazprom Marketing and Trading Singapore PTE. LTD with respect to the Clean Energy.
•	LNG Carrier Time Charterparty, dated as of August 2, 2011, by and between Solana and Gazprom Global LNG Limited with respect to the Lena River.
•	LNG Carrier Time Charterparty, dated as of January 14, 2016, by and between Solana and Yamal Trade PTE. LTD. with respect to the Lena River.
•	LNG Carrier Time Charterparty, dated as of August 2, 2011, by and between Lance and Gazprom Global LNG Limited with respect to the Ob River.
•	LNG Carrier Time Charterparty, dated as of March 24, 2016, by and between Lance and Gazprom Marketing and Trading Singapore PTE. LTD with respect to the Ob River.
•	LNG Carrier Time Charterparty, dated as of August 2, 2011, by and between Navajo and Gazprom Global LNG Limited with respect to the Yenisei River.
•	LNG Carrier Time Charterparty, dated as of January 14, 2016, by and between Navajo and Yamal Trade PTE. LTD. with respect to the Yenisei River.